EXHIBIT 11


                 Statement of Computation of Per Share Earnings

     Set forth below are the bases for the computation of earnings per share for the periods shown.


                                                  Three Months Ended
                                                       March 31,
                                               -------------------------

   Earnings Per Common Share                        2004            2003

      Basic                                        $0.22           $0.34

      Average Shares Outstanding               5,392,438       2,898,714

      Diluted                                      $0.21           $0.32

      Average Shares Outstanding
      (including dilutive effect of
      options and warrants)                    5,650,461       3,205,975